Exhibit 10.43

May 6, 2024

Brian Cadwallader

Methode Electronics, Inc

8750 W Bryn Mawr Ave., Suite 1000
Chicago, Illinois 60631
United States

Re: Agreement for Interim Management Services – Addendum 2

This letter is addendum 2 (“Addendum 2”) to the agreement between AlixPartners, LLP (“AlixPartners”) and Methode Electronics, Inc (the “Company”) dated March 1, 2024 (the “Engagement Letter”). Unless otherwise modified herein, the terms and conditions of the Engagement Letter remain in full force and effect. Capitalized terms not otherwise defined herein shall have the meaning given to them in the Engagement Letter. If there is any conflict between the terms of this Addendum 2 and the Engagement Letter, Addendum 2 will prevail.

The following is in addition to the Engagement Letter:

Services to be Provided by AlixPartners

Subject to:

•
AlixPartners' internal approval from its Risk Management Committee; and
•
receipt of a copy of the signed Board of Directors’ resolution (or similar document as required by the Company's governance documents) as official confirmation of the appointment; and
•
confirmation that the Company has a Directors and Officers Liability insurance policy in accordance with the General Terms and Conditions regarding Directors and Officers Liability Insurance coverage;

AlixPartners will provide Kevin Nystrom to serve as the Company’s Chief Executive Officer ("CEO"), reporting to the Company’s Board of Directors. The CEO’s duties will include leading the organization’s senior leadership team, monitoring and approving matters in the Company’s operations, reporting to and communicating actively with the Board of Directors, investors, lenders, customers, suppliers, employees and other stakeholders, and overseeing near term transformation and margin improvement efforts. The CEO’s duties will be split between handling urgent matters requiring his participation and working with the Company’s leadership on the Company’s strategic goals.

Staffing

Patrick Houston, Partner and Managing Director, will be responsible for the engagement, with additional oversight and guidance from Al Koch. Mr. Houston and Mr. Koch will work with Mr. Nystrom as necessary to complete the services provided under this Addendum 2. In addition, AlixPartners and its Affiliates have relationships with, and may periodically use, independent contractors with specialized skills and abilities to assist in this engagement.

AP Services, LLC | 909 Third Avenue, 30th Floor | New York, NY 10022 | 212.490.2500 | alixpartners.com

Methode Electronics, Inc

Timing and Fees

AlixPartners will commence this engagement on or about May 6, 2024 after receipt of an executed copy of this Addendum 2 and confirmation of the Company’s compliance with the requirements set forth in the first paragraph of the Services section above.

The Company shall compensate AlixPartners for its services, and reimburse AlixPartners for expenses, as set forth on Schedule 1.

If these terms meet with your approval, please sign and return a copy of the executed Addendum 2.

Termination

The Company can terminate this Addendum 2 at any time without prior notice.

Amendment to Terms and Conditions

The parties agree, for purposes of this Addendum 2, that the Terms and Conditions of the Engagement Letter are hereby amended by deleting in its entirety the section entitled “Section 8 Indemnification” and replacing it with the language in Exhibit A hereto.

We look forward to working with you.

Sincerely yours,

/s/ Patrick Houston
Patrick Houston
Partner & Managing Director

For and on behalf of AlixPartners, LLP

Agreement and acceptance confirmed

/s/ Walter Aspatore By: Walter Aspatore
Its: Chairman
Dated: 5/6/2024
For and on behalf of Methode Electronics, Inc

Schedule 1

Fees and Expenses

1.
Fees: AlixPartners agrees to professional fees of USD $70,000 per week for the engagement, subject to the scope, assumptions and personnel requirements herein remaining unchanged (the “Engagement Fee”). If changes occur with respect to such scope, assumptions and/or personnel requirements, including those due to unforeseen events, the Parties will meet in good faith and agree to a revised Engagement Fee. In the event the Company terminates Addendum 2, it shall pay the professional fees thru the end of the week of the termination.

2.
Expenses: In addition to the Fees, the Company will reimburse AlixPartners for all reasonable out-of-pocket expenses incurred in connection with this engagement, such as travel, lodging and meals, as well as any technology costs associated with secure storage and handling of client data that are not otherwise specified in the Agreement.

3.
Payment: AlixPartners will submit monthly invoices for Fees earned and expenses incurred. All invoices are due and payable within thirty (30) days from receipt of relevant invoice.

Data Protection Schedule

Description of Transfer

AlixPartners will generally not process any Personal Data on behalf of the Company under the Addendum 2 but will receive and potentially process personal details of employees/contractors of the Company who will be involved in the services to which this engagement relates such as name, job title, email address, telephone number. AlixPartners will use such personal details (i) for the purpose of communicating about the services to which this engagement relates and performing the services under the Addendum 2, and (ii) for the duration necessary for the delivery of the services under the Addendum 2.

EXHIBIT A

Section 8. Indemnification

The Company shall indemnify, hold harmless and defend AlixPartners and its Affiliates and its and their partners, directors, officers and employees (collectively, the “AlixPartners Parties”) from and against all claims (including without limitation claims from Authorized Recipients), liabilities, losses, expenses and damages (“Loss”) incurred or suffered arising out of or as a result of the performance by AlixPartners of the services or its obligations hereunder, or any third party’s use of or reliance on the services provided under the Agreement or Work Product. The indemnity herein shall not apply to the extent such Loss directly arises as a result of AlixPartners’s Parties: (i) gross negligence; or (ii) willful misconduct; unless and to the extent AlixPartners was complying with any instructions given by, or on behalf of, the Company. The Company shall pay Losses as incurred, including reasonable legal fees and disbursements of counsel. If, in the opinion of counsel, representing both Parties in the matter covered by this indemnification creates a potential conflict of interest, the AlixPartners Parties may engage separate counsel to represent them at The Company’s expense.

The Company shall specifically include and cover AlixPartners employees and agents serving as directors or officers of the Company or affiliates with direct coverage under the Company’s policy for liability insurance covering its directors, officers and any equivalently placed employees (“D&O insurance”) in at least USD 10 million, or local currency equivalent, for any one incident. The Company will maintain such D&O insurance coverage for the period through which claims can be made against such persons. The Company shall, at the request of AlixPartners, provide a copy of its current D&O policy, a certificate(s) of insurance evidencing the policy is in full force and effect, and any other documents as AlixPartners may reasonably request evidencing the appointment and coverage of the indemnitees. The Company disclaims a right to distribution from the D&O insurance coverage with respect to such persons. In the event that the Company is unable to include AlixPartners employees and agents under the Company’s policy or does not have first dollar coverage acceptable to AlixPartners (e.g., there are claims or threatened claims against the policy), AlixPartners may, at its option, purchase a separate D&O insurance policy (at the Company’s expense) to cover AlixPartners employees and agents only.

AlixPartners employees serving as directors or officers of the Company or affiliates will receive the benefit of the most favorable indemnification provisions provided by the Company to its directors, officers and any equivalently placed employees, whether under the Company’s charter or by-laws, by contract or otherwise. The Company’s indemnification obligations in this Section shall be primary to, and without allocation against, any similar indemnification obligations that AlixPartners may offer to its personnel generally, and the Company’s D&O insurance coverage for the indemnitees shall be specifically primary to, and without allocation against, any other valid and collectible insurance coverage that may apply to the indemnitees (whether provided by AlixPartners or otherwise).